Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Walter Investment Management Corp. of our report dated January 31, 2013 relating to the Statements of Assets to be Acquired and Liabilities Assumed of Certain Servicing & Origination Operations, a component of Residential Capital, LLC (the “Component”), as of September 30, 2012 and December 31, 2011, and the related Statements of Revenues and Direct Operating Expenses for the nine-month period ended September 30, 2012 and each of the two years in the period ended December 31, 2011 (which report expresses an unqualified opinion on such financial statements and includes an explanatory paragraph regarding the proposed transaction), appearing in the Current Report on Form 8-K of Walter Investment Management Corp. filed on February 6, 2013.

We also consent to the reference to us under the heading “Experts” in such prospectus, which is part of this registration statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP Detroit, Michigan
February 13, 2013